Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED BYLAWS

OF

CAREDX, INC.

The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of CareDx, Inc., a Delaware corporation (the “Corporation”), and that the Amended and Restated Bylaws of the Corporation were amended by resolution of the Board of Directors of the Corporation, effective as of June 8, 2020, to add a new Article XI that reads as follows:

“ARTICLE XI — FEDERAL FORUM SELECTION

Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity holding, owning or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Article XI.”

The foregoing amendment to the Amended and Restated Bylaws of the Corporation has not been modified, amended, rescinded or revoked and remains in full force and effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name on June 8, 2020.

/s/ Michael Bell
Michael Bell
Secretary